Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS SECOND QUARTER 2020 EARNINGS AND
PROVIDES UPDATE ON IMPACTS FROM THE COVID-19 PANDEMIC
Scottsdale, Arizona (August 6, 2020) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and six months ended June 30, 2020 and provided an update on business operations stemming from the impacts of the ongoing coronavirus ("COVID-19") pandemic.
Highlights
Second Quarter 2020:
•Net Income Attributable to Common Stockholders was $13.5 million, or $0.06 per diluted share for Q2 2020, a decrease of $2.8 million, or $0.02 per diluted share, compared to Q2 2019.
•Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $87.8 million, or $0.40 per diluted share, for Q2 2020, an increase of $3.2 million, and flat on a per diluted share basis compared to Q2 2019.
•Normalized FFO (“NFFO”) was $93.0 million, or $0.42 per diluted share, for Q2 2020, an increase of $7.8 million and $0.01, or 2.4%, per diluted share, compared to Q2 2019. This excludes $5.0 million of normalizing adjustments consisting primarily of a $4.7 million write off of prior-year accounts receivable in litigation that are more fully described herein.
•Normalized Funds Available for Distribution (“FAD”) was $77.5 million for Q2 2020.
•Same-Property Cash Net Operating Income (“NOI”) increased $0.7 million, or 0.6%, to $115.0 million, compared to Q2 2019. In addition to our ordinary operations, our same-property cash NOI in the period was negatively impacted by $1.2 million in additional free rent associated with early renewals and a $951 thousand increase in our bad debt reserves primarily related to ongoing tenants. Excluding these two impacts, our same-property cash NOI growth for the period would have been 2.5%.
•Leasing: HTA’s portfolio had a leased rate of 90.4% by gross leasable area (“GLA”) and an occupancy rate of 89.7% by GLA for Q2 2020. During Q2 2020, HTA executed approximately 1.3 million square feet of leases, including 139 thousand square feet of new leases and 1.2 million square feet of renewals. Re-leasing spreads increased to 4.6% and tenant retention for the Same-Property portfolio was 89% by GLA for Q2 2020.
Year-to-date 2020:
•Net Income Attributable to Common Stockholders was $31.4 million, or $0.14 per diluted share, an increase of $1.7 million, and flat on a per diluted share basis compared to 2019.
•FFO, as defined by NAREIT, was $180.9 million, or $0.82 per diluted share, for 2020, an increase of $13.5 million, and $0.02, or 2.5%, per diluted share compared to 2019.
•NFFO was $186.6 million, or $0.84 per diluted share, for 2020, an increase of $18.3 million, and $0.03, or 3.7% per diluted share, compared to 2019. This excludes $5.0 million of normalizing adjustments consisting primarily of a $4.7 million write off of prior-year accounts receivable in litigation that are more fully described herein.
•Normalized FAD was $154.9 million for 2020.
•Same-Property Cash NOI increased $3.7 million, or 1.6%, to $230.1 million, compared to 2019. This included same-property rental revenue growth of 0.7%. In addition to our ordinary operations, our same-property cash NOI in the period was negatively impacted by $1.2 million in additional free rent associated with early renewals and a $951 thousand increase in our bad debt reserves primarily related to ongoing tenants. Excluding these two impacts, our same-property cash NOI growth for the period would have been 2.6%.
•Leasing: During the six months ended June 30, 2020, HTA executed approximately 377 thousand square feet of new leases and 1.8 million square feet of renewal leases. Re-leasing spreads increased to 4.0% and tenant retention for the Same-Property portfolio was 88% by GLA year-to-date.

Balance Sheet and Capital Markets
•Equity: HTA ended the quarter with $277.5 million of equity to be settled on a forward basis with the issuance of approximately 9.4 million shares of common stock, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.
•Balance Sheet: HTA ended Q2 2020 with total leverage of (i) 31.8%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.7x net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate

(“Adjusted EBITDAre”). Including the impact of the unsettled forward equity agreements, leverage would be 28.6% and 5.1x, respectively, using the definitions from above.
HTA ended Q2 with total liquidity of $1.1 billion, inclusive of $736.0 million available on our unsecured revolving credit facility, $277.5 million of unsettled forward equity agreements, and $75.2 million of cash and cash equivalents. HTA continues to have very limited near term debt maturities, with less than $6 million maturing before our revolving credit facility matures in June of 2022.
Noteworthy Q2 2020 Activities
•Dividend: On May 5, 2020, HTA’s Board of Directors announced a quarterly cash dividend of $0.315 per share of common stock and per OP Unit, paid on July 9, 2020 to stockholders of record on July 2, 2020. The Company's dividend remains subject to the review and approval of HTA's Board of Directors, and as previously communicated in our Q1 2020 earnings release, HTA will separate the announcement of its dividend from its earnings release. The announcement for the third quarter dividend is expected to be made in September 2020.
•Environmental, Social, and Governance Commitment: HTA has made a commitment to its stockholders to be a good steward of the resources entrusted to it by commencing the reporting of environmental, social and governance (ESG) initiatives and internal assessment of its operating assets to the Global Real Estate Sustainability Benchmark (GRESB), a globally recognized benchmarking leader and framework for real assets, for their 2020 Real Estate Assessment. While our first reporting year to GRESB is primarily utilized for benchmarking purposes, this marks a milestone in HTA’s path to further our focus on ESG and sustainability.

Other COVID-19 Impacts
As previously reported, in March 2020 the Company took various actions in response to the COVID-19 pandemic to adjust our business operations and to address the needs of our tenants and staff through the implementation of new protocols based on the Center for Disease Control and other government mandated or recommended guidelines. Additionally, the Company has also taken steps to help mitigate the financial impact arising from the pandemic on its tenants, which have been previously disclosed. An update on the impacts of COVID-19 on us are as follows:
HTA Tenants
Our tenants primarily consist of health systems, universities, physicians, and healthcare service providers, such as imaging companies, surgery center operators, and pharmacies, of various size and complexity. By major category, our tenants consist of (i) Health Systems / Universities at 59% of annualized base rent ("ABR"); (ii) National / Large Regional Healthcare Providers and Companies at 15%; and (iii) Local Healthcare Providers at 26%. In addition, approximately 60% of our tenants, by ABR, are credit rated, with approximately 45% coming from investment grade rated tenants.
Buildings & Property Management
HTA internally manages approximately 98% of our portfolio, giving us direct access to our properties and tenants. To date:
•All of our properties have remained open and operational and virtually all clinical tenants are currently open and seeing patients.
•We have taken steps at our buildings to ensure that they remain operational for our tenants during the COVID-19 pandemic, including enhanced janitorial services, increased signage and hand sanitization stations, as available, increased PPE for our property management and building engineering staff, and stringent protocols for visitors and vendors to seek to ensure that they are limiting the potential spread of the virus.
•Higher direct costs related to HTA employees for salaries and PPE to service these buildings during these times totaled $0.3 million and are included in our Other Normalizing Adjustments.
Leasing
Following the beginning of the COVID-19 pandemic, we are seeing the following leasing activity:
•New Leasing: We continue to see leads and requests for new leases, however, we anticipate that the rate of new lease signings will continue to be at a reduced level. While leasing activity, consisting of tours and discussions with tenants, began to resume to normal levels in Q2, many state and local governments have reconsidered or planned to reconsider orders allowing commerce to reopen, which creates the potential for a continued extended reduction in leasing activity and ability for us to sign new leases.
•Renewal Leasing: Given the current environment, we have seen an increase in the number of existing tenants that are looking to extend in-place. We have also worked with existing tenants to renew their leases prior to expiration in exchange for new leasing concessions today, if the economics, credit quality, and strategic rationale for us are all conducive to such arrangements. As described above, during Q2 2020, we entered into approximately 493,000 square feet of GLA of early renewal leases, and have granted $3.6 million of leasing concessions directly related to these arrangements, of which a $1.2 million impact was recognized during the quarter in our Same Property Cash NOI results as noted above, with the $2.4 million remainder primarily impacting Q3. As of today, we have not entered into substantive early renewals with lease concessions since the end of the quarter.
Cash Flows & Rent Deferrals
•Rent Collections: In Q2 2020, we collected or deferred approximately 98% of our total monthly rents that are contractually due and owed, with cash collections totaling approximately 95% of monthly rents. For July, we collected or deferred approximately 98% of our total monthly rents that are contractually due and owed, including approximately 4% of rents that were deferred under deferral agreements.
•Rent Deferrals: As healthcare providers have seen their near-term profitability and liquidity levels decline, we have addressed requests from many of our tenants about their ability to defer payment of a portion of their rents for a limited duration. While many of these requests have been incoming, we have proactively worked with key health system tenants to seek to help them work through this period of time. Each request is evaluated on a case by case basis. Key details of our deferrals include the following:
◦Total Deferrals: To date, we have approved deferral plans that total approximately $9.6 million, which includes approximately $6.6 million of rent that was deferred in Q2. There are no substantial outstanding requests for assistance from tenants at this time. Payments of rent deferrals are expected to be repaid over the next 3 to 12 months (starting in the third quarter of 2020), depending on tenant size.
◦Our total rent deferral agreements are broken down as follows based on total rent deferred:
•Tenant Type: Health Systems / Universities 50%; National / Large Regional Healthcare Providers and Companies 10%; and (iii) Local Healthcare Providers 40%
•Region: Southwest - (including Texas) 40%; Northeast 28%; Southeast 26%; Midwest 5%; Northwest 1%
•Space Usage: Clinical Office at 79%; Surgery Centers 18%; Other 3%
•Local Tenant Deferral Breakdown:
▪(i) On-Campus 57% / Off-Campus 43%
▪(ii) Top practice types: Orthopedics 14%; Primary Care 12%; OB-GYN 11%; Ophthalmology 9%; Dental 8%; Gastroenterology 5%; Imaging/ Diagnostics 5%

Accounting Impacts & Bad Debt
To date, HTA has not granted forgiveness on rents due under the terms of its contractual leases. We have, however, entered into early renewals on existing leases and entered into deferral agreements with tenants.
•Early Renewals. We have entered into certain lease negotiations for renewing tenants, allowing those tenants to receive free rent ranging from one to five months, and averaging three months, with additional term and/or at increased rental rates. The total amount of free rent granted was approximately $3.6 million, of which $1.2 million was recognized in our same property NOI results for the three and six months ended June 30, 2020, with the remainder expected to be recognized primarily in Q3. Due to the accounting treatment of these lease modifications, the amount attributed to free rent is primarily recaptured as straight-line rent income in both net income and NFFO.
•Rent Deferral Agreements. All rent deferrals are expected to be repaid by tenants, subject to our customary bad debt reserve process listed below. As such, we fully expected to be repaid within the next 3 to 12 months, and have continued to recognize revenue and straight line revenue for amounts subject to deferral agreements. Rent deferred during both the three and six months ended June 30, 2020 totaled $6.6 million.
•Bad Debt Reserves: On a quarterly basis, we review our existing accounts receivables to review for bad debt related to both current and tenants who have vacated. In Q2, we recognized a total of $5.7 million in incremental bad debt reserves. This includes amounts related to both (i) non-recurring reserves related to tenants in litigation who vacated prior to 2020 and (ii) increased reserves related to ongoing operations.
▪In Q2, we recorded a non-recurring charge of $4.7 million of bad debt related to three (3) tenants in litigation and no longer in occupancy as of the beginning of 2020. While we fully intend to continue to pursue such collection efforts on amounts owed to us, we recorded this charge due to the prevailing economic conditions and resulting uncertainty of the timing and collections of such amounts previously supported by personal and/or corporate guarantees or other forms of credit enhancements.
▪In Q2, we also recorded an incremental $951 thousand of bad debt as reserves recognized in our results for the three and six months ended June 30, 2020 for tenants that are in occupancy but are not timely in making contractual rental payments.
•Normalizing Adjustments: We routinely identify items that are non-recurring in nature or incremental in nature related to COVID-19. For the three and six months ending June 30, 2020, we have identified approximately $5.0 million for Normalizing Adjustments. This consists of the (i) $4.7 million in non-recurring bad debt reserves and (ii) $0.3 million in incremental costs directly related to COVID-19 for the three months ended June 30, 2020. Due to the non-routine and incremental nature related to COVID-19, these amounts were normalized out of both NOI and FFO results.

Earnings Impact & Guidance
We continue to have uncertainty around (i) acquisitions, (ii) capital structure, and (iii) the accounting implications of deferral requests which could continue to significantly impact our financials for the remainder of 2020. Although we currently expect to collect all of the rent that we agree to defer, estimates of and the corresponding financial statement impact for bad debt under the new market environment may continue to fluctuate, and may be material, to the extent any rents are not determined to be probable for collection.
We do not undertake a duty to update our forward-looking statements. We may, in our sole discretion, provide information in future public announcements regarding our outlook that may be of interest to the investment community.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 24.9 million square feet of GLA, with $7.3 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; and pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic, and potential material adverse effect these may have on our business, results of operations, cash flows and financial condition. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2019 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, August 7, 2020 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to review its financial performance and operating results for the three and six months ended June 30, 2020.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10146614
Available August 7, 2020 (one hour after the end of the conference call) to September 7, 2020 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Real estate investments:
Land	$587,362	$584,546
Building and improvements	6,333,715	6,252,854
Lease intangibles	629,478	628,066
Construction in progress	55,854	28,150
	7,606,409	7,493,616
Accumulated depreciation and amortization	(1,589,137)	(1,447,815)
Real estate investments, net	6,017,272	6,045,801
Investment in unconsolidated joint venture	65,120	65,888
Cash and cash equivalents	75,202	32,713
Restricted cash	4,798	4,903
Receivables and other assets, net	234,456	237,024
Right-of-use assets - operating leases, net	236,438	239,867
Other intangibles, net	11,210	12,553
Total assets	$6,644,496	$6,638,749
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,818,695	$2,749,775
Accounts payable and accrued liabilities	167,999	171,698
Derivative financial instruments - interest rate swaps	22,796	29
Security deposits, prepaid rent and other liabilities	52,655	49,174
Lease liabilities - operating leases	198,511	198,650
Intangible liabilities, net	35,076	38,779
Total liabilities	3,295,732	3,208,105
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 218,514,870 and 216,453,312 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2,185	2,165
Additional paid-in capital	4,912,419	4,854,042
Accumulated other comprehensive income	(20,768)	4,546
Cumulative dividends in excess of earnings	(1,609,048)	(1,502,744)
Total stockholders’ equity	3,284,788	3,358,009
Noncontrolling interests	63,976	72,635
Total equity	3,348,764	3,430,644
Total liabilities and equity	$6,644,496	$6,638,749

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental income	$178,670	$171,609	$364,201	$340,484
Interest and other operating income	175	148	420	239
Total revenues	178,845	171,757	364,621	340,723
Expenses:
Rental	56,200	52,938	113,062	104,406
General and administrative	10,160	10,079	21,678	21,369
Transaction	32	296	172	336
Depreciation and amortization	74,927	68,429	152,592	137,910
Interest expense	24,277	24,006	48,149	47,976
Total expenses	165,596	155,748	335,653	311,997
Gain (loss) on sale of real estate, net	—	—	1,991	(37)
Income from unconsolidated joint venture	379	548	801	1,034
Other income	97	41	173	576
Net income	$13,725	$16,598	$31,933	$30,299
Net income attributable to noncontrolling interests	(236)	(339)	(543)	(600)
Net income attributable to common stockholders	$13,489	$16,259	$31,390	$29,699
Earnings per common share - basic:
Net income attributable to common stockholders	$0.06	$0.08	$0.14	$0.14
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.06	$0.08	$0.14	$0.14
Weighted average common shares outstanding:
Basic	218,483	205,108	217,588	205,094
Diluted	222,088	209,005	221,228	209,002
Dividends declared per common share	$0.315	$0.310	$0.630	$0.620

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$31,933	$30,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144,724	132,931
Share-based compensation expense	5,303	5,491
Income from unconsolidated joint venture	(801)	(1,034)
Distributions from unconsolidated joint venture	1,670	1,335
(Gain) loss on sale of real estate, net	(1,991)	37
Changes in operating assets and liabilities:
Receivables and other assets, net	2,504	457
Accounts payable and accrued liabilities	(6,337)	(23,262)
Security deposits, prepaid rent and other liabilities	5,178	2,483
Net cash provided by operating activities	182,183	148,737
Cash flows from investing activities:
Investments in real estate	(41,338)	(93,855)
Development of real estate	(30,367)	(4,627)
Proceeds from the sale of real estate	6,420	1,193
Capital expenditures	(43,917)	(37,763)
Collection of real estate notes receivable	514	365
Advances on real estate notes receivable	(6,000)	—
Net cash used in investing activities	(114,688)	(134,687)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	1,314,000	135,000
Payments on unsecured revolving credit facility	(1,150,000)	(15,000)
Payments on secured mortgage loans	(96,206)	(96,173)
Proceeds from issuance of common stock	50,020	—
Issuance of OP Units	1,378	—
Repurchase and cancellation of common stock	(4,798)	(12,095)
Dividends paid	(137,050)	(127,387)
Distributions paid to noncontrolling interest of limited partners	(2,455)	(2,781)
Net cash used in financing activities	(25,111)	(118,436)
Net change in cash, cash equivalents and restricted cash	42,384	(104,386)
Cash, cash equivalents and restricted cash - beginning of period	37,616	133,530
Cash, cash equivalents and restricted cash - end of period	$80,000	$29,144

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$13,725	$16,598	$31,933	$30,299
General and administrative expenses	10,160	10,079	21,678	21,369
Transaction expenses	32	296	172	336
Depreciation and amortization expense	74,927	68,429	152,592	137,910
Interest expense	24,277	24,006	48,149	47,976
(Gain) loss on sale of real estate, net	—	—	(1,991)	37
Income from unconsolidated joint venture	(379)	(548)	(801)	(1,034)
Other income	(97)	(41)	(173)	(576)
NOI	$122,645	$118,819	$251,559	$236,317
NOI percentage growth	3.2%		6.4%

NOI	$122,645	$118,819	$251,559	$236,317
Straight-line rent adjustments, net	(3,717)	(2,464)	(6,962)	(5,722)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments (1)	(344)	(260)	(2,043)	(482)
Notes receivable interest income	(3)	(25)	(141)	(52)
Other normalizing adjustments (2)	4,959	—	5,031	—
Cash NOI	$123,540	$116,070	$247,444	$230,061
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(8,669)	(728)	(17,310)	(1,369)
Redevelopment Cash NOI	286	(856)	330	(1,933)
Intended for sale Cash NOI	(187)	(174)	(373)	(352)
Same-Property Cash NOI (3)	$114,970	$114,312	$230,091	$226,407
Same-Property Cash NOI percentage growth	0.6%		1.6%

(1) The presentation includes certain adjustments to allow for the consistent treatment of items impacted by Topic 842-Leases.
(2) Other normalizing adjustments includes the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Non-recurring bad debt	$4,672	$—	$4,672	$—
Incremental hazard pay to facilities employees	242	—	314	—
Incremental personal protective equipment	45	—	45	—
Total normalizing adjustments	$4,959	$—	$5,031	$—
(3) Same-Property includes 413 and 412 buildings for the three and six months ended June 30, 2020 and 2019, respectively.

NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; (iii) notes receivable interest income; and (iv) other normalizing adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.

To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$13,489	$16,259	$31,390	$29,699
Depreciation and amortization expense related to investments in real estate	73,769	67,846	150,506	136,772
(Gain) loss on sale of real estate, net	—	—	(1,991)	37
Proportionate share of joint venture depreciation and amortization	508	450	975	922
FFO attributable to common stockholders	$87,766	$84,555	$180,880	$167,430
Transaction expenses	32	296	172	336
Noncontrolling income from OP units included in diluted shares	236	301	543	534
Other normalizing adjustments (1)	4,959	—	5,031	—
Normalized FFO attributable to common stockholders	$92,993	$85,152	$186,626	$168,300
Non-cash compensation expense	2,100	2,102	5,303	5,491
Straight-line rent adjustments, net	(3,717)	(2,464)	(6,962)	(5,722)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	676	325	(95)	657
Deferred revenue - tenant improvement related and other	—	(2)	—	(3)
Amortization of deferred financing costs and debt discount/premium, net	1,006	1,407	1,987	2,812
Recurring capital expenditures, tenant improvements and leasing commissions	(15,593)	(13,402)	(31,933)	(25,264)
Normalized FAD attributable to common stockholders	$77,465	$73,118	$154,926	$146,271

Net income attributable to common stockholders per diluted share	$0.06	$0.08	$0.14	$0.14
FFO adjustments per diluted share, net	0.34	0.32	0.68	0.66
FFO attributable to common stockholders per diluted share	$0.40	$0.40	$0.82	$0.80
Normalized FFO adjustments per diluted share, net	0.02	0.01	0.02	0.01
Normalized FFO attributable to common stockholders per diluted share	$0.42	$0.41	$0.84	$0.81

Weighted average diluted common shares outstanding	222,088	209,005	221,228	209,002
(1) Other normalizing adjustments includes the following: non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $242 thousand, and incremental personal protective equipment of $45 thousand for the three months ended June 30, 2020 and non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the six months ended June 30, 2020.
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares; and (iv) other normalizing adjustments, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.

HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

	Three Months Ended
	June 30, 2020
Net income	$13,725
Interest expense	24,277
Depreciation and amortization expense	74,927
Proportionate share of joint venture depreciation and amortization	508
EBITDAre	$113,437
Transaction expenses	32
Non-cash compensation expense	2,100
Other normalizing adjustments (1)	4,959
Adjusted EBITDAre	$120,528

Adjusted EBITDAre, annualized	$482,112

As of June 30, 2020:
Debt	$2,818,695
Less: cash and cash equivalents	75,202
Net Debt	$2,743,493

Net Debt to Adjusted EBITDAre	5.7	x
(1) Other normalizing adjustments includes the following: non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $242 thousand, and incremental personal protective equipment of $45 thousand.
As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing adjustments. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.